Eastman Announces Third-Quarter 2013 Financial Results

KINGSPORT, Tenn., Oct. 24, 2013 - Eastman Chemical Company (NYSE:EMN) today announced earnings, excluding the non-core or non-recurring items described in Tables 3 and 4, of $1.68 per diluted share for third quarter 2013 versus $1.57 per diluted share for third quarter 2012. Reported earnings were $1.97 per diluted share in third quarter 2013 and $0.99 per diluted share in third quarter 2012. For detail of the excluded items and reconciliation to reported company and segment earnings, see Tables 3 and 4.

“Our solid third-quarter earnings keep us on track for a fourth consecutive year of double-digit earnings growth despite continued global economic uncertainty and volatile raw material and energy costs,” said Jim Rogers, chairman and CEO. “Cash generation was also strong in the quarter, and we expect to continue to generate strong free cash flow for years to come.” See “Outlook” paragraphs for items excluded from earnings comparisons and Table 5A for reconciliation of cash from operations to free cash flow.

(In millions, except per share amounts)	3Q2013	3Q2012

Sales revenue	$2,338	$2,259

Earnings per diluted share	$1.97	$0.99

Earnings per diluted share excluding non-core or non-recurring items*	$1.68	$1.57

Net cash provided by operating activities	$427	$353
*For reconciliation to reported company and segment earnings, see Tables 3 and 4 in the accompanying third-quarter 2013 financial tables.

Corporate Results - 3Q 2013 versus 3Q 2012

Sales revenue for third quarter 2013 was $2.3 billion, a 3 percent increase compared with third quarter 2012 due primarily to higher sales volume in the Additives & Functional Products and Advanced Materials segments, partially offset by lower sales revenue in the Adhesives & Plasticizers segment.

Operating earnings in third quarter 2013 were $479 million compared to $263 million in third quarter 2012. Excluding the items described in Tables 3 and 4, third-quarter 2013 operating earnings were $405 million compared to $397 million in third quarter 2012. Operating earnings included the “Other” operating losses detailed in Table 3.

Segment Results - 3Q 2013 versus 3Q 2012

Additives & Functional Products - Sales revenue increased primarily due to higher sales volume of solvents product lines attributed to strengthened coatings demand in the building and construction market supported by recent capacity additions at the Longview, Texas facility. Higher sales revenue was also the result of higher sales volume for cellulosic polymers and Crystex® insoluble sulfur, both attributed to increased demand in the transportation market. Third-quarter 2013 sales revenue included revenue from sales of certain products sold primarily into the tires market which were previously reported in the Adhesives & Plasticizers segment. Third-quarter 2012 operating earnings included $19 million of additional costs of acquired Solutia inventories. Excluding these costs, operating earnings increased to $111 million in third quarter 2013 compared with $105 million in third quarter 2012. The increase was primarily due to higher sales volume partially offset by higher raw material and energy costs, particularly for propane.

Adhesives & Plasticizers - Sales revenue declined primarily due to lower selling prices in both adhesives resins and plasticizers product lines and lower sales volume in adhesives resins product lines. Lower adhesives resins selling prices were attributed primarily to increased competitive pressure due to greater industry supply attributed to increased availability of key raw materials and additional competitor capacity. Lower selling prices for plasticizers were primarily attributed to competitive pressures resulting from continued weakened demand in Asia Pacific and Europe. Sales volume declined primarily due to sales of certain products primarily sold into the tires market now being reported in the Additives & Functional Products segment, partially offset by continued substitution of phthalate plasticizers with non-phthalate plasticizers. Operating earnings declined to $41 million in third quarter 2013 compared with $73 million in third quarter 2012 primarily due to lower selling prices, higher raw material and energy costs, lower adhesives resins sales volume and an unfavorable shift in regional mix due to relatively lower sales in North America of adhesives resins product lines.

Advanced Materials - Sales revenue increased primarily due to higher sales volume for Eastman Tritan™ copolyester. Third-quarter 2012 operating earnings included $39 million of additional costs of acquired Solutia inventories. Excluding these costs, operating earnings increased to $69 million in third quarter 2013 compared with $57 million in third quarter 2012 due to higher sales volume and higher capacity utilization which led to lower unit costs, attributed to increased demand for specialty plastics products, including Eastman Tritan™ copolyester.

Fibers - Sales revenue increased due to higher selling prices in response to higher raw material and energy costs, particularly for wood pulp. Operating earnings increased to $113 million in third quarter 2013 compared with $98 million in third quarter 2012 due to higher selling prices.

Specialty Fluids & Intermediates - Sales revenue increased primarily due to higher sales volume of olefin-based products sold into Asia Pacific and higher selling prices for several product lines. Third-quarter 2012 operating earnings included $17 million of additional costs of acquired Solutia inventories. Excluding these costs, operating earnings decreased to $90 million in third quarter 2013 compared with $96 million in third quarter 2012. The decrease was primarily due to higher raw material and energy costs more than offsetting higher selling prices.

Provision for Income Taxes

Excluding the tax impact of non-core or non-recurring items, the third-quarter 2013 effective tax rate was 27 percent compared to 31 percent for third quarter 2012. The third quarter 2013 effective tax rate was lower primarily due to a benefit for adjustments to the tax provision to reflect the finalization of the 2012 consolidated U.S. federal income tax return.

Cash Flow
Eastman generated $427 million in cash from operating activities during third-quarter 2013, primarily due to strong net earnings. During the quarter the company reduced long-term borrowings by $250 million and repurchased shares totaling $35 million.

Outlook

Commenting on the outlook for full year 2013, Rogers said: “Our businesses have delivered strong results to date, and we expect that to continue in the fourth quarter. However, the fourth quarter is normally seasonally slower and the pace of global economic growth is uncertain. We also anticipate continued challenges in the Adhesives & Plasticizers segment as well as higher raw material and energy costs. We are therefore adjusting our full year 2013 expectation for earnings per share to between $6.30 and $6.40.” Solutia transaction and integration costs and charges, asset impairments and restructuring charges, and mark-to-market pension and OPEB gains and losses are excluded from the earnings per share projection.

The earnings for 2012, 2011, 2010, and 2009 referenced in the second paragraph of this release are non-GAAP and exclude the non-core or non-recurring items detailed, with reconciliation to GAAP earnings, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the company’s Annual Reports on Form 10-K for 2012 and 2011.

Eastman will host a conference call with industry analysts on October 25 at 8:00 a.m. EDT. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 913-981-5597, passcode number 3682948. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. EDT, October 25, to 11:00 a.m. EDT, November 4, at 888-203-1112 or 719-457-0820, passcode 3682948.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for global economic conditions; non-core or non-recurring costs, charges, income, and gains; and company and segment earnings in fourth quarter and full year 2013 and cash flow in full year 2013 and future years. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for second quarter 2013 available, and the Form 10-Q to be filed for third quarter 2013 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC information section.
Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2012 pro forma combined revenues, giving effect to the Solutia acquisition, of approximately $9.1 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.
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Contacts:

Media:  Tracy Kilgore
423-224-0498 / tjkilgore@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
October 24, 2013

For Eastman Chemical Company Third Quarter 2013 Financial Results Release

On July 2, 2012, the Company completed its acquisition of Solutia Inc. ("Solutia"), a global leader in performance materials and specialty chemicals.  In the acquisition, each outstanding share of Solutia common stock was cancelled and converted automatically into the right to receive $22.00 in cash and 0.12 shares of Eastman common stock.  In total, 14.7 million shares of Eastman common stock were issued in the transaction.  The fair value of total consideration transferred was $4.8 billion, consisting of cash of $2.6 billion, net of cash acquired; equity in the form of Eastman stock of approximately $700 million; and the assumption and subsequent repayment of Solutia's debt at fair value of $1.5 billion. Beginning with third quarter 2012, the Company's consolidated results of operations include results of the acquired Solutia businesses. Sales revenue and operating earnings of Solutia businesses are included in both third quarter 2013 and third quarter 2012. In order to provide the most meaningful comparison of results, included in Tables 2B, 2D, 2F, and 3B are first nine months results on a "pro forma combined" basis, assuming the acquisition of Solutia had been completed January 1, 2011. For selected pro forma combined segment information, see the Company's Current Report on Form 8-K furnished with the Securities and Exchange Commission on October 15, 2012 and Tables 2 and 3.

Table 1 – Statements of Earnings

	Third Quarter		First Nine Months
(Dollars in millions, except per share amounts; unaudited)	2013	2012	2013	2012
Sales	$2,338	$2,259	$7,085	$5,933
Cost of sales (1)	1,649	1,734	5,103	4,496
Gross profit	689	525	1,982	1,437
Selling, general and administrative expenses (1)	159	173	510	420
Research and development expenses (1)	48	52	148	136
Asset impairments and restructuring charges, net	3	37	24	37
Operating earnings	479	263	1,300	844
Net interest expense	44	48	137	95
Other charges (income), net	1	(6)	2	14
Earnings from continuing operations before income taxes	434	221	1,161	735
Provision for income taxes from continuing operations	125	64	338	240
Earnings from continuing operations	309	157	823	495
Gain from disposal of discontinued operations, net of tax	—	—	—	1
Net earnings	309	157	823	496
Less: net income attributable to noncontrolling interest	1	3	4	5
Net earnings attributable to Eastman	$308	$154	$819	$491
Amounts attributable to Eastman stockholders:
Earnings from continuing operations, net of tax	$308	$154	$819	$490
Gain from discontinued operations, net of tax	—	—	—	1
Net earnings attributable to Eastman stockholders	$308	$154	$819	$491
Basic earnings per share attributable to Eastman
Earnings from continuing operations	$2.00	$1.01	$5.31	$3.43
Earnings from discontinued operations	—	—	—	0.01
Basic earnings per share attributable to Eastman	$2.00	$1.01	$5.31	$3.44
Diluted earnings per share attributable to Eastman
Earnings from continuing operations	$1.97	$0.99	$5.23	$3.35
Earnings from discontinued operations	—	—	—	—
Diluted earnings per share attributable to Eastman	$1.97	$0.99	$5.23	$3.35

Shares (in millions) outstanding at end of period	153.9	153.4	153.9	153.4
Shares (in millions) used for earnings per share calculation
Basic	154.0	152.9	154.3	142.8
Diluted	156.4	156.4	156.7	146.3

(1)
Third quarter and first nine months 2013 included a total mark-to-market gain of $86 million due to the interim remeasurement of the Eastman other postretirement benefits ("OPEB") plan obligation, triggered by a plan change in life insurance benefits.

Table 2A – Segment Sales Information

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Sales by Segment
Additives & Functional Products	$445	$406	$1,294	$948
Adhesives & Plasticizers	321	348	1,005	1,094
Advanced Materials	583	559	1,792	1,166
Fibers	363	349	1,072	990
Specialty Fluids & Intermediates	620	592	1,904	1,728
Total Sales by Segment	2,332	2,254	7,067	5,926
Other	6	5	18	7
Total Eastman Chemical Company	$2,338	$2,259	$7,085	$5,933

Table 2B – Segment Sales Information (Eastman and Solutia Pro Forma Combined)

	First Nine Months
(Dollars in millions, unaudited)	2013	2012
Sales by Segment
Additives & Functional Products	$1,294	$1,229
Adhesives & Plasticizers	1,005	1,094
Advanced Materials	1,792	1,726
Fibers	1,072	990
Specialty Fluids & Intermediates	1,904	1,883
Total Sales by Segment	7,067	6,922
Other	18	29
Total Eastman Chemical Company	$7,085	$6,951

Table 2C – Sales Revenue Change

	Third Quarter 2013 Compared to Third Quarter 2012
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	10%	10%	—%	—%
Adhesives & Plasticizers	(8)%	(5)%	(3)%	—%
Advanced Materials	4%	5%	(1)%	—%
Fibers	4%	(2)%	6%	—%
Specialty Fluids & Intermediates	5%	2%	3%	—%

Total Eastman Chemical Company	3%	2%	1%	—%

	First Nine Months 2013 Compared to First Nine Months 2012
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	36%	37%	(1)%	—%
Adhesives & Plasticizers	(8)%	(6)%	(2)%	—%
Advanced Materials	54%	54%	—%	—%
Fibers	8%	2%	6%	—%
Specialty Fluids & Intermediates	10%	11%	(1)%	—%

Total Eastman Chemical Company	19%	19%	—%	—%

Table 2D – Sales Revenue Change (Eastman and Solutia Pro Forma Combined)

	First Nine Months 2013 Compared to First Nine Months 2012
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	5%	6%	(1)%	—%
Adhesives & Plasticizers	(8)%	(6)%	(2)%	—%
Advanced Materials	4%	5%	(1)%	—%
Fibers	8%	2%	6%	—%
Specialty Fluids & Intermediates	1%	2%	(1)%	—%

Total Eastman Chemical Company	2%	2%	—%	—%

Table 2E – Sales by Region

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Sales by Region
United States and Canada	$1,069	$1,036	$3,271	$3,026
Asia Pacific	658	627	1,935	1,470
Europe, Middle East, and Africa	481	468	1,503	1,143
Latin America	130	128	376	294
Total Eastman Chemical Company	$2,338	$2,259	$7,085	$5,933

Table 2F – Sales by Region (Eastman and Solutia Pro Forma Combined)

	First Nine Months
(Dollars in millions, unaudited)	2013	2012
Sales by Region
United States and Canada	$3,271	$3,295
Asia Pacific	1,935	1,778
Europe, Middle East, and Africa	1,503	1,506
Latin America	376	372
Total Eastman Chemical Company	$7,085	$6,951

Table 3A - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Operating Earnings by Segment and Non-Core or Non-Recurring Items
Additives & Functional Products
Operating earnings	$111	$86	$313	$215
Additional costs of acquired Solutia inventories (1)	—	19	—	19
Asset impairments and restructuring charges, net (2)(3)	—	—	1	—
Excluding non-core or non-recurring items	111	105	314	234
Adhesives & Plasticizers
Operating earnings	41	73	139	211
Asset impairments and restructuring charges (2)	—	—	1	—
Excluding non-core or non-recurring item	41	73	140	211
Advanced Materials
Operating earnings	69	18	216	86
Additional costs of acquired Solutia inventories (1)	—	39	—	39
Asset impairments and restructuring charges, net (2)(3)	—	—	(1)	—
Excluding non-core or non-recurring items	69	57	215	125
Fibers
Operating earnings	113	98	343	295
Specialty Fluids & Intermediates
Operating earnings	90	79	302	204
Additional costs of acquired Solutia inventories (1)	—	17	—	17
Asset impairments and restructuring charges (2)	—	—	1	—
Excluding non-core or non-recurring items	90	96	303	221
Total Operating Earnings by Segment
Operating earnings	424	354	1,313	1,011
Additional costs of acquired Solutia inventories	—	75	—	75
Asset impairments and restructuring charges, net	—	—	2	—
Excluding non-core or non-recurring items	$424	$429	$1,315	$1,086

(1)
As required by purchase accounting, the acquired inventories were marked to fair value. These inventories were sold in third quarter 2012 resulting in a one-time increase in cost of sales, net of the LIFO impact for these inventories.

(2)
Included in first nine months 2013 earnings are restructuring charges of $2 million, $1 million, $2 million, and $1 million in the Additives & Functional Products, Adhesives & Plasticizers, Advanced Materials, and Specialty Fluids & Intermediates segments, respectively, primarily for severance.

(3)
Included in first nine months 2013 earnings is a reduction in previous charges for the fourth quarter 2012 termination of the operating agreement for the Sao Jose dos Campos, Brazil site, which is reported as reductions of $1 million and $3 million in the Additives & Functional Products and Advanced Materials segments, respectively.

Table 3A - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations (continued)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Total Operating Earnings by Segment
Operating earnings	$424	$354	$1,313	$1,011
Additional costs of acquired Solutia inventories	—	75	—	75
Asset impairments and restructuring charges, net	—	—	2	—
Excluding non-core or non-recurring items	424	429	1,315	1,086
Other (1)
Operating earnings (loss)
Growth initiatives and businesses not allocated to segments (2)	(20)	(36)	(73)	(84)
Pension and OPEB income (expense) and gain (loss) not allocated to operating segments	87	(5)	93	(18)
Transaction, integration, and restructuring costs related to the acquisition of Solutia	(12)	(50)	(33)	(65)
Operating earnings (loss) before non-core or non-recurring items	55	(91)	(13)	(167)
Transaction and integration costs related to the acquisition of Solutia	9	22	24	37
Mark-to-market pension and other postretirement benefits (gain) loss (3)	(86)	—	(86)	—
Asset impairments and restructuring charges (4)(5)(6)	3	37	22	37
Operating loss excluding non-core or non-recurring items	(19)	(32)	(53)	(93)
Total Eastman Chemical Company
Total operating earnings	479	263	1,300	844
Additional costs of acquired Solutia inventories	—	75	—	75
Transaction and integration costs related to the acquisition of Solutia	9	22	24	37
Mark-to-market pension and other postretirement benefits (gain) loss	(86)	—	(86)	—
Asset impairments and restructuring charges, net	3	37	24	37
Total operating earnings excluding non-core or non-recurring items	$405	$397	$1,262	$993

(1)
Research and development, certain components of pension and OPEB, and other expenses and income not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating earnings (loss).

(2)	Businesses not allocated to segments include the Perennial WoodTM business and Photovoltaics product line.

(3)
Mark-to-market gain in third quarter and first nine months 2013 due to the interim remeasurement of the Eastman OPEB plan obligation, triggered by a plan change in life insurance benefits in third quarter 2013.

(4)
Included in first nine months 2013 earnings are asset impairments and restructuring charges of $13 million primarily for the closure of a production facility in Germany for the Photovoltaics product line.

(5)
Included in third quarter and first nine months 2013 earnings are restructuring charges of $3 million and $9 million, respectively, primarily for severance associated with the continued integration of Solutia.

(6)
Included in third quarter and first nine months 2012 was $28 million primarily for severance related to the acquisition and integration of Solutia and asset impairments of $9 million, primarily related to land retained from the previously discontinued Beaumont, Texas industrial gasification project.

Table 3B - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations (Eastman and Solutia Pro Forma Combined)

	First Nine Months
(Dollars in millions, unaudited)	2013	2012
Operating Earnings by Segment and Non-Core or Non-Recurring Items
Additives & Functional Products
Operating earnings	$313	$287
Additional costs of acquired Solutia inventories (1)	—	19
Asset impairments and restructuring charges, net (2)(3)	1	—
Excluding non-core or non-recurring items	314	306
Adhesives & Plasticizers
Operating earnings	139	211
Asset impairments and restructuring charges (2)	1	—
Excluding non-core or non-recurring item	140	211
Advanced Materials
Operating earnings	216	137
Additional costs of acquired Solutia inventories (1)	—	39
Asset impairments and restructuring charges, net (2)(3)(4)	(1)	5
Excluding non-core or non-recurring items	215	181
Fibers
Operating earnings	343	295
Specialty Fluids & Intermediates
Operating earnings	302	249
Additional costs of acquired Solutia inventories (1)	—	17
Asset impairments and restructuring charges (2)	1	—
Excluding non-core or non-recurring items	303	266
Total Operating Earnings by Segment
Operating earnings	1,313	1,179
Additional costs of acquired Solutia inventories	—	75
Asset impairments and restructuring charges, net	2	5
Excluding non-core or non-recurring items	$1,315	$1,259

(1)
As required by purchase accounting, the acquired inventories were marked to fair value. These inventories were sold in third quarter 2012 resulting in a one-time increase in cost of sales, net of the LIFO impact for these inventories.

(2)
Included in first nine months 2013 earnings are restructuring charges of $2 million, $1 million, $2 million, and $1 million in the Additives & Functional Products, Adhesives & Plasticizers, Advanced Materials, and Specialty Fluids & Intermediates segments, respectively, primarily for severance.

(3)
Included in first nine months 2013 earnings is a reduction in previous charges for the fourth quarter 2012 termination of the operating agreement for the Sao Jose dos Campos, Brazil site, which is reported as reductions of $1 million and $3 million in the Additives & Functional Products and Advanced Materials segments, respectively.

(4)	Acquisition-related expenses of $5 million in first nine months 2012, respectively, for Solutia's Southwall Technologies Inc. acquisition.

Table 3B - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations (Eastman and Solutia Pro Forma Combined) (continued)

	First Nine Months
(Dollars in millions, unaudited)	2013	2012
Total Operating Earnings by Segment
Operating earnings	$1,313	$1,179
Additional costs of acquired Solutia inventories	—	75
Asset impairments and restructuring charges, net	2	5
Excluding non-core or non-recurring items	1,315	1,259
Other (1)
Operating loss
Growth initiatives and businesses not allocated to segments (2)	(73)	(87)
Pension and OPEB income (expense) and gain (loss) not allocated to operating segments	93	(18)
Transaction, integration, and restructuring costs related to the acquisition of Solutia	(33)	(90)
Operating loss before non-core or non-recurring items	(13)	(195)
Transaction and integration costs related to the acquisition of Solutia	24	62
Mark-to-market pension and other postretirement benefits (gain) loss (3)	(86)	—
Asset impairments and restructuring charges (4)(5)(6)	22	37
Operating loss excluding non-core or non-recurring items	(53)	(96)
Total Eastman Chemical Company
Total operating earnings	1,300	984
Additional costs of acquired Solutia inventories	—	75
Transaction and integration costs related to the acquisition of Solutia	24	62
Mark-to-market pension and other postretirement benefits (gain) loss	(86)	—
Asset impairments and restructuring charges, net	24	42
Total operating earnings excluding non-core or non-recurring items	$1,262	$1,163

(1)
Research and development, certain components of pension and OPEB, and other expenses and income not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating earnings (loss).

(2)	Businesses not allocated to segments include the Perennial WoodTM business and Photovoltaics product line.

(3)
Mark-to-market gain in third quarter and first nine months 2013 due to the interim remeasurement of the Eastman OPEB plan obligation, triggered by a plan change in life insurance benefits in third quarter 2013.

(4)
Included in first nine months 2013 earnings are asset impairments and restructuring charges of $13 million primarily for the closure of a production facility in Germany for the Photovoltaics product line.

(5)	Included in first nine months 2013 earnings are restructuring charges of $9 million, respectively, primarily for severance associated with the continued integration of Solutia.

(6)
Included in first nine months 2012 was $28 million primarily for severance related to the acquisition and integration of Solutia and asset impairments of $9 million, primarily of land retained from the previously discontinued Beaumont, Texas industrial gasification project.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share from Continuing Operations Non-GAAP Reconciliations

	Third Quarter 2013
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$479	$434	$308	$1.97
Non-Core or Non-Recurring Items:
Solutia integration costs (2)	9	9	6	0.04
Mark-to-market pension and other postretirement benefits (gain) loss (3)	(86)	(86)	(53)	(0.34)
Asset impairments and restructuring charges, net (4)	3	3	2	0.01
Excluding non-core or non-recurring items	$405	$360	$263	$1.68

	Third Quarter 2012
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$263	$221	$154	$0.99
Non-Core or Non-Recurring Items:
Additional costs of acquired Solutia inventories (5)	75	75	53	0.34
Solutia transaction and integration costs (2)	22	22	15	0.10
Asset impairments and restructuring charges, net (6)	37	37	24	0.14
Excluding non-core or non-recurring items	$397	$355	$246	$1.57

(1)
Excluding the non-core or non-recurring items, the third quarter 2013 effective tax rate was 27 percent and the third quarter 2012 effective tax rate was 31 percent.  The lower third quarter 2013 effective tax rate was primarily due to a $14 million benefit for adjustments to the tax provision to reflect the finalization of the 2012 consolidated U.S. Federal income tax return.

(2)
Integration costs of $9 million and $7 million in third quarter 2013 and 2012, respectively, and transaction costs of $15 million in third quarter 2012 included in selling, general, and administrative expenses.

(3)	Mark-to-market gain due to the interim remeasurement of the Eastman OPEB plan obligation, triggered by a plan change in life insurance benefits in third quarter 2013.

(4)	Restructuring charges of $3 million primarily for severance associated with the continued integration of Solutia in third quarter 2013.

(5)
As required by purchase accounting, the acquired inventories were marked to fair value. These inventories were sold in third quarter 2012 resulting in a one-time increase in cost of sales, net of the LIFO impact for these inventories.

(6)
Severance charges of $28 million related to the acquisition and integration of Solutia and $9 million of asset impairments, primarily for land retained from Beaumont, Texas gasification project in third quarter 2012.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share from Continuing Operations Non-GAAP Reconciliations (continued)

	First Nine Months 2013
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$1,300	$1,161	$819	$5.23
Non-Core or Non-Recurring Items:
Solutia integration costs (2)	24	24	16	0.10
Mark-to-market pension and other postretirement benefits (gain) loss (3)	(86)	(86)	(53)	(0.34)
Asset impairments and restructuring charges, net (4)	24	24	16	0.10
Excluding non-core or non-recurring items	$1,262	$1,123	$798	$5.09

	First Nine Months 2012
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$844	$735	$490	$3.35
Non-Core or Non-Recurring Items:
Additional costs of acquired Solutia inventories (5)	75	75	53	0.36
Solutia transaction, integration, and financing costs (6)	37	69	48	0.32
Asset impairments and restructuring charges (7)	37	37	24	0.17
Excluding non-core or non-recurring items	$993	$916	$615	$4.20

(1)
Excluding the non-core or non-recurring items, the first nine months 2013 effective tax rate was 29 percent and the first nine months 2012 effective tax rate was 33 percent.  The lower third quarter 2013 effective tax rate was primarily due to a $14 million benefit for adjustments to the tax provision to reflect the finalization of the 2012 consolidated U.S. Federal income tax return.

(2)	Integration costs of $24 million included in selling, general, and administrative expenses.

(3)	Mark-to-market gain due to the interim remeasurement of the Eastman OPEB plan obligation, triggered by a plan change in life insurance benefits in third quarter 2013.

(4)
Asset impairments and restructuring charges of $13 million primarily for the closure of a production facility in Germany for the Photovoltaics product line, $6 million for severance primarily for a voluntary separation plan, and $9 million of restructuring charges primarily for severance associated with the continued integration of Solutia, partially offset by $4 million of a reduction in previous charges associated with the fourth quarter 2012 termination of the operating agreement for the Sao Jose dos Campos, Brazil site.

(5)
As required by purchase accounting, the acquired inventories were marked to fair value. These inventories were sold in third quarter 2012 resulting in a one-time increase in cost of sales, net of the LIFO impact for these inventories.

(6)
Transaction and integration costs of $37 million in selling, general and administrative expenses, financing costs of $9 million in net interest expense, and $23 million in other charges (income), net, related to the acquisition of Solutia.

(7)	Severance charges related to the acquisition and integration of Solutia of $28 million and asset impairments, primarily for land retained from Beaumont, Texas gasification project, of $9 million.

Table 5 – Statements of Cash Flows

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Cash flows from operating activities
Net earnings including noncontrolling interest	$309	$157	$823	$496
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	108	112	326	252
Asset impairment charges	—	9	6	9
Provision for deferred income taxes	72	40	118	63
Mark-to-market pension and other postretirement benefits (gain) loss	(86)	—	(86)	—
Pension and other postretirement contributions (in excess of) less than expenses	(78)	(40)	(120)	(85)
Variable compensation (in excess of) less than expenses	39	31	30	(5)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	95	40	(119)	(63)
(Increase) decrease in inventories	21	32	(14)	30
Increase (decrease) in trade payables	(35)	44	(67)	13
Other items, net	(18)	(72)	(103)	(22)
Net cash provided by operating activities	427	353	794	688
Cash flows from investing activities
Additions to properties and equipment	(125)	(120)	(312)	(297)
Proceeds from redemption of short-term time deposits	—	—	—	200
Proceeds from sale of assets and investments	1	1	6	7
Acquisitions and investments in joint ventures, net of cash acquired	—	(2,658)	—	(2,668)
Additions to capitalized software	(1)	(1)	(2)	(4)
Other items, net	8	2	—	(33)
Net cash used in investing activities	(117)	(2,776)	(308)	(2,795)
Cash flows from financing activities
Net increase (decrease) in commercial paper, credit facility and other borrowings	—	—	300	(1)
Proceeds from borrowings	—	1,200	150	3,511
Repayment of borrowings	(250)	(1,520)	(805)	(1,666)
Dividends paid to stockholders	(47)	(36)	(94)	(107)
Treasury stock purchases	(35)	—	(113)	—
Dividends paid to noncontrolling interests	(3)	(3)	(10)	(4)
Proceeds from stock option exercises and other items, net	8	17	55	32
Net cash provided by (used in) financing activities	(327)	(342)	(517)	1,765
Effect of exchange rate changes on cash and cash equivalents	5	2	4	2
Net change in cash and cash equivalents	(12)	(2,763)	(27)	(340)
Cash and cash equivalents at beginning of period	234	3,000	249	577
Cash and cash equivalents at end of period	$222	$237	$222	$237

Table 5A – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliation

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Net cash provided by operating activities	$427	$353	$794	$688
Additions to properties and equipment	(125)	(120)	(312)	(297)
Dividends paid to stockholders	(47)	(36)	(94)	(107)
Free Cash Flow	$255	$197	$388	$284

Table 6 – Selected Balance Sheet Items

	September 30,	December 31,
(Dollars in millions, unaudited)	2013	2012

Cash and cash equivalents	$222	$249
Short-term Borrowings	—	4
Long-term Borrowings	4,429	4,779
Total Eastman Stockholders' Equity	3,588	2,943